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                                                                     EXHIBIT 3.5

                           CERTIFICATE OF AMENDMENT
                                      OF
               AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                      OF
                               MULTEX.COM, INC.


          Multex.com, Inc. (the "Corporation"), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,

          DOES HEREBY CERTIFY:

          FIRST: That the Board of Directors of the Corporation has duly adopted resolutions setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation ("Certificate of Incorporation") of said Corporation, declaring said amendment to be advisable and calling a meeting of the stockholders of said Corporation for consideration thereof. The resolution setting forth the proposed amendment is as follows:


          RESOLVED, that the Certificate of Incorporation of this Corporation be amended by changing Article FOURTH thereof to include the following paragraph:


          "(d) Each two (2) shares of the Corporation's Common Stock, par value $.01 per share, issued and outstanding on ___________ ____, 1999, shall be converted and reclassified automatically effective as of ___________ ____, 1999, into one (1) share of the Corporation's Common Stock, par value $.01 per share, so that each share of the Corporation's Common Stock issued and outstanding is hereby converted and reclassified. No fractional interests resulting from such conversion shall be issued but, in lieu thereof, the Corporation will round the number of shares of the Corporation's Common Stock issuable to each holder up to the nearest whole share of Common Stock."

          SECOND: That pursuant to the resolution of the Board of Directors, a written consent approving the proposed amendment to the Certificate of Incorporation was duly signed by a majority of the stockholders of the Corporation in accordance with Section 228 of the General Corporation Law of the State of Delaware.

          THIRD: That the foregoing amendment has been duly adopted of the stockholders in accordance with the provisions of Sections 242 of the General Corporation Law of the State of Delaware.


          IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Isaak Karaev, its President, Chief Executive Officer and Chairman of the Board of Directors.


                                   By:  /s/ Isaak Karaev
                                        -------------------------------------
                                        Isaak Karaev
                                        President and Chief Executive Officer